EXHIBIT 10.01

CADENCE DESIGN SYSTEMS, INC.

EXECUTIVE SEVERANCE PLAN

(Effective Date: May 5, 2016)

In order to encourage the retention of key management employees, the Compensation Committee of the Board of Directors (the “Committee”) of Cadence Design Systems, Inc., a Delaware corporation (the “Company”), has adopted this Executive Severance Plan (this “Plan”). The purpose of the Plan is to provide benefits to a group of employees of the Company and its participating Affiliates (as defined in Section 8 hereof) that constitutes a “select group of management or highly compensated employees” within the meaning of U.S. Department of Labor Regulation §2520.104-24.

1. ELIGIBILITY. Participants in this Plan are those individuals who (a) are classified as employees of the Company or one of its Affiliates and (b) are selected as Participants in this Plan by the Committee in its sole discretion (the “Participants”). Notwithstanding the foregoing, this Plan shall not apply to any person who is party to another plan or agreement providing for severance benefits and any such person shall not be eligible to receive any severance benefits under this Plan.

2. TERMINATION OF EMPLOYMENT.

(a) General. A Participant’s employment by the Company or any of its Affiliates shall terminate immediately (i) upon delivery to Participant of written notice of termination by the Company subject to any applicable cure period specified in this Plan, (ii) upon the Company’s receipt of written notice of termination by Participant, or (iii) upon Participant’s death or Permanent Disability (as defined in Section 8 hereof). In the event of such termination, except where Participant is terminated (i) for Cause (as defined in Section 8 hereof), (ii) as the result of a Permanent Disability or death, or (iii) where Participant voluntarily terminates Participant’s employment other than as a Constructive Termination (as defined in Section 8 hereof), and upon execution by Participant at or about the effective date of such termination of the Transition and Release Agreement (the “Transition Agreement”), in the form attached hereto as Exhibit A, as may be amended from time to time to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall provide Participant with the benefits as set forth in the Transition Agreement. The Transition Agreement shall be executed in the timeframe specified by the Company, which shall in no event exceed 45 days after the Participant’s termination of employment.

(b) Termination for Cause, Voluntary Termination or Termination on Account of Death or Permanent Disability.

(i) In the event Participant’s employment is terminated for Cause or Participant voluntarily terminates Participant’s employment with the Company or any of its Affiliates other than in connection with a Constructive Termination, then Participant shall be paid only (1) any earned but unpaid base salary and any outstanding expense reimbursements submitted and approved in accordance with the Company’s expense reimbursement policies and (2) other unpaid vested amounts or benefits under the Company compensation, incentive and benefit plans in which Participant participates, in each case under this clause (2) as of the effective date of such termination; and

(ii) In the event Participant’s employment is terminated on account of death or Permanent Disability, then, in addition to all amounts payable pursuant to Section 2.2(b)(i), subject to execution by Participant or Participant’s representative or a representative of Participant’s estate, as soon as reasonably practicable but in no event later than one hundred eighty (180) days following the date of Participant’s termination of employment, of the Release Agreement, in the form attached hereto as Exhibit B, and such Release Agreement becomes effective, the Company shall provide Participant or his estate, as the case may be, the following benefits to which Participant would not otherwise be entitled: (1) all unvested time-based equity compensation awards (including stock options, restricted stock and restricted stock units) outstanding and held by Participant on the date of Participant’s termination that would have vested over the twelve (12) months following the date of termination had Participant continued in employment with the Company during that period shall immediately vest and become exercisable in full upon such termination of employment (provided, that such awards may be subject to restrictions on transfer and exercisability prior to the effectiveness of the Release Agreement, to the extent permitted by applicable law), such equity compensation awards and all previously vested equity compensation awards shall remain exercisable for twenty-four (24) months from the date of such termination (but not later than the expiration of the term of the applicable equity compensation award), and there shall be no further vesting of any equity compensation awards thereafter; provided that this acceleration will have no effect on any other provisions of the awards; (2) the vesting, if any, of performance-based equity awards shall be determined in accordance with the applicable award agreements and (3) solely in the event of termination on account of Permanent Disability, if Participant elects to continue coverage under the Company’s medical, dental and vision insurance plans pursuant to COBRA (as defined in Section 8 hereof), the Company will pay Participant’s COBRA premiums for twelve (12) months following such termination.

(iii) In the event Participant’s employment is terminated for Cause, or on account of death or Permanent Disability, or Participant voluntarily terminates his employment with the Company other than in connection with a Constructive Termination, Participant shall not become a party to the Transition Agreement and shall not be bound by any of the terms and provisions thereof.

3. EXCISE TAX. In the event that that any payment or distribution by the Company or any of its Affiliates to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan, the Transition Agreement or otherwise) (all such payments and benefits, including the payments and benefits payable to Participant pursuant to Section 2 hereof and the Transition Agreement (“Termination Benefits”)) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 3 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then

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Participant’s Termination Benefits shall be either (a) provided to Participant in full, or (b) provided to Participant as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax and Participant shall have no right to Termination Benefits in excess of the amount so determined. Any determination required under this Section 3 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction of benefits hereunder, the Termination Benefits shall be reduced in the following order: (1) reduction of any cash severance payments otherwise payable to the Participant that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity awards that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time. For purposes of making the calculations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3. The Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 3.

4. DISPUTE RESOLUTION.

(a) To the extent permitted by applicable law and to the extent that the enforceability of this Plan is not thereby impaired, any and all disputes, controversies or claims between a Participant and the Company arising out of, or relating to, the terms, conditions, commencement, termination, or any other aspect of Participant’s employment with the Company (including but not limited to any disputes arising under this Plan), except those arising under Section 4(d) hereof or under any proprietary information agreement entered into by the Participant, shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the applicable Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes, without limitation, any and all disputes, controversies, and/or claims against the Company, its directors, officers or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, to the full extent permitted by law. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims. This Section 4 does not purport to limit either party’s ability to recover any remedies provided for by applicable statute, including attorneys’ fees.

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(b) The arbitration shall be held in the San Jose, California metropolitan area, and shall be administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California or federal law as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that they will be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator, consistent with the nature of the claims in dispute and the efficiencies that arbitration is designed to promote. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

(c) The Company shall be responsible for payment of the arbitrator’s fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys’ fees and costs (including expert fees and costs), except that if any party prevails on a claim that entitles the prevailing party to reasonable attorneys’ fees (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorneys’ fees (with or without expert fees) to the prevailing party in accord with applicable law.

(d) The parties agree, however, that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of any provision of the proprietary information agreement entered into by the Participant. In the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Participant from violating any provision of the Proprietary Information Agreement and requiring Participant to comply with the terms of that agreement.

5. ADMINISTRATION OF PLAN; CLAIMS PROCEDURE.

(a) General. Except as specifically provided herein, the Plan shall be administered by the Committee. The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to designated individuals or committees. The Committee shall be the “administrator” and a “named fiduciary” under the Plan for purposes of ERISA (as defined in Section 8 hereof).

(b) Interpretations and Variations. The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Plan in regard to all questions of

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eligibility, the status and rights of Participants, and the manner, time and amount of any payment under the Plan. The Committee or its representative shall decide any issues arising under this Plan, and the decision of the Committee shall be binding and conclusive on the Participants and the Company. Any variations from the Plan may be made only by the Committee in its sole discretion.

(c) Filing a Claim. It is not normally necessary to file a claim in order to receive benefits under this Plan; however, if a Participant (the “Claimant”) feels he or she has been improperly denied severance benefits, any claim for payment of severance benefits shall be signed, dated and submitted to the Office of the General Counsel, as set forth in Section 7(c). The Committee shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Committee to process the claim, the Committee may request additional information and set deadlines for the Claimant to provide that information.

(d) Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.

(e) Right to Appeal. If a claim for payment of severance benefits made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Committee review the denial, provided that the Claimant files a written request for review with the Committee within 60 days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.

(f) Review of Appeal. In deciding a Claimant’s appeal, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Committee to decide the appeal, the Committee may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review

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is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60 day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).

(g) Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Committee’s decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Committee under this Section 5 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).

6. NON-DUPLICATION OF BENEFITS; NO MITIGATION.

(a) The Company may, in its discretion and to the extent permitted under applicable law, offset against the Participant’s benefits under this Plan or the Transition Agreement, any other severance, termination, or similar benefits payable to the Participant by the Company, including, but not limited to any amounts paid under any employment agreement or other individual contractual arrangement, or amounts paid to comply with, or satisfy liability under, the Worker Adjustment and Retraining Notification Act or any other federal, state, or local law requiring payments in connection with an involuntary termination of employment, plant shutdown, or workforce reduction, including, but not limited to, amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability

(b) In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

7. GENERAL.

(a) No Waiver. No failure by the Company or a Participant at any time to give notice of any breach by the Company or a Participant, or to require compliance with, any condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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(b) Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Plan to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended, the remainder of the Plan shall continue in full force and effect as if the offending provision were not contained herein.

(c) Notices. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be considered effective either (a) upon personal service, or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and, if addressed to the Company, in care of the Office of the General Counsel at the Company’s principal corporate address, and, if addressed to Participant, at his or her most recent address shown on the Company’s corporate records or at any other address that Participant may specify in any appropriate notice to the Company, or (c) upon only depositing such notice in the U.S. Mail as described in clause (b) of this paragraph, or (d) upon delivery by email, if addressed to the Company to generalcounsel@cadence.com and if addressed to Participant to such email address as Participant may specify by notice to the Company. Any written notice of termination of employment by Participant shall be delivered at least thirty (30) days before the specified effective date of such termination of employment.

(d) Governing Law. THIS PLAN SHALL BE DEEMED TO BE MADE IN THE STATE OF CALIFORNIA, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER FEDERAL LAW SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES. By participating in this Plan, each Participant and the Company hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in California and agree that any claim which, subject to Section 5 above, may be brought in a court of law or equity may be brought in any such California court.

(e) Assignment and Successors. The Company shall have the right to assign its rights and obligations under this Plan to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Plan shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Participant’s rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

(f) Amendment and Termination of this Plan. The Committee may amend, modify or terminate this Plan at any time; provided, however, that except as specifically provided for in Section 7(j), (i) no amendment, modification or termination of the Plan that is materially adverse to the Participants shall become effective earlier than ninety (90) days after the date of the relevant corporate action authorizing such amendment, modification or termination, (ii) within the one-year period following a Change in Control, no amendment, modification or termination of the Plan that is materially adverse to the Participants shall become effective earlier than one year after the date of the relevant corporate action authorizing such amendment, modification or termination, and (iii) no such amendment, modification or termination shall affect the right to any unpaid severance benefits under the terms of this Plan or the Transition Agreement of any Participant whose termination of employment has occurred prior to such amendment, modification or termination of this Plan.

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(g) Survival. If a Participant’s termination of employment occurs while the Plan is in effect, the provisions of this Plan, including Sections 2, 3, 4, 5, 6, and 7 shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan or the termination of such Participant’s employment with the Company or any of its Affiliates, to the extent necessary to preserve the intended benefits of such provisions.

(h) Headings. The headings of the several sections and paragraphs of this Plan are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(i) Taxes and Other Withholdings. Notwithstanding any other provision of this Plan, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Participant has been paid amounts to which he is entitled.

(j) Tax Matters. It is the intention of the Company that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan and the Transition Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code. The Company shall administer and operate this Plan and the Transition Agreement in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and in the event that the Company determines that any provision of this Plan or the Transition Agreement does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a Section 409A tax, notwithstanding Section 7(f), the Company shall have the discretion to amend or modify such provision to avoid the application of such Section 409A tax, and in no event shall any Participant’s consent be required for such amendment or modification. Notwithstanding any provision of this Plan or the Transition Agreement to the contrary, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to this Plan or the Transition Agreement (including any taxes arising under Section 409A of the Code), and the Company shall have no obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes. The payments under this Plan and the Transition Agreement are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes the date of Participant’s termination of employment, (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Participant’s termination of employment and do not exceed the lesser of two times the Participant’s annual rate of pay in the year prior to his termination or two times the limit under Section 401(a)(17) of the Code then in effect, and (C) continued medical expense reimbursements during the applicable COBRA period, are

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intended to be exempt from the requirements of Section 409A of the Code. Notwithstanding anything in this Plan or the Transition Agreement to the contrary, to the extent that the Company in good faith determines that any payment resulting from Participant’s termination of employment provided for in this Agreement or the Transition Agreement constitutes a “deferral of compensation” and that the Participant is a “specified employee,” both within the meaning of Section 409A of the Code, (i) no such amounts shall be payable to Participant on account of Participant’s “separation from service” pursuant to this Agreement or the Transition Agreement prior to the earliest of (a) Participant’s death following the Termination Date (as such term is defined in the Transition Agreement) or (b) the date that is six months following the date of Participant’s “separation from service” with the Company (within the meaning of Section 409A of the Code). With respect to any amounts or benefits that are conditioned on the receipt and non-revocation of a release, if the period during which the Participant may execute such release commences in one calendar year and ends in a subsequent calendar year, such amounts or benefits shall be paid or provided in the subsequent calendar year to the extent required to comply with Section 409A of the Code. In addition, with regard to any provision herein or in the Transition Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Participant’s taxable year following the taxable year in which the expense occurred.

(k) Interpretations. For purposes of this Plan, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(l) Deemed Resignations. Any termination of a Participant’s employment shall constitute an automatic resignation of such Participant as an officer of the Company and each Affiliate of the Company, an automatic resignation from the board of directors, if applicable, of the Company and each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative.

(m) No Guarantee of Employment. This Plan shall not be construed as creating any contract of employment between the Company and its Affiliates, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of the Company or any of its Affiliates to terminate the employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.

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8. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate(s)” shall mean, with respect to any specified person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity. For purposes of the definition of “Affiliate(s),” the term “person” has the meaning described in Section 13(d) of the Exchange Act.

(b) “Base Salary” shall mean, with respect to any Participant, such Participant’s annual rate of base salary in effect at the time the Participant commences participation in the Plan (or such higher level as may be in effect in the future).

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean, with respect to any Participant, the occurrence of any of the following: (i) Participant’s gross misconduct or fraud in the performance of Participant’s duties and services required for the Participant’s position with the Company or an Affiliate; (ii) Participant’s conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (iii) Participant’s engaging in any material act of theft or material misappropriation of company property in connection with Participant’s employment; (iv) Participant’s breach of a material obligation of the Participant to the Company or any of its Affiliates pursuant to the Company’s Bylaws or any agreement between the Participant and the Company or any of its Affiliates (including but not limited to a proprietary information and inventions agreement), after written notice delivered to Participant identifying such breach and Participant’s failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; (v) Participant’s material failure or refusal to perform Participant’s assigned duties, and, where such failure or refusal is curable, if such failure or refusal is not cured within thirty (30) days following delivery of written notice thereof from the Company; or (vi) Participant’s material breach of the written policies of the Company or any of its Affiliates (including but not limited to the Company’s Code of Business Conduct as such code may be revised from time to time), and, where such breach is curable, if such breach is not cured within thirty (30) days following delivery of written notice thereof from the Company.

(e) “Change in Control” shall mean the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent

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(50%) of the total voting power represented by the Company’s then outstanding voting securities or any “person” acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of securities of the Company representing thirty percent (30%) or more of the total voting power; or

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

(f) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, or any successor statute thereto.

(g) “Constructive Termination” shall mean a Participant’s termination of employment for any of the following reasons:

(i) if Participant ceases to hold the title set forth in Participant’s Acknowledgment to the Plan;

(ii) a reduction, without Participant’s written consent, in Participant’s Base Salary by more than ten percent (10%) or a reduction by more than ten percent (10%) in Participant’s stated target bonus opportunity in effect on the date on which the Participant commences participation in the Plan (or such greater target bonus opportunity amount as may be in effect in the future) under the Company’s annual bonus plan applicable to Participant;

(iii) a relocation of Participant’s principal place of employment by more than thirty (30) miles, unless the relocation of Participant’s principal place of employment is to the Company’s headquarters in San Jose, California; or

(iv) any failure by the Company to obtain the written assumption of this Plan by any successor to the Company as contemplated in Section 7(e) above.

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Notwithstanding the foregoing or any other provision in this Plan to the contrary, any assertion by a Participant of a Constructive Termination shall not be effective unless all of the following conditions are satisfied:

(A) the conditions described in Section 8(g)(i)-(iv) giving rise to the Participant’s termination of employment must have arisen without the Participant’s written consent within thirteen (13) months following a Change in Control or within three (3) months prior to a Change in Control;

(B) the Participant must provide written notice to the Company of such condition and at least thirty (30) days’ written notice to the Company of the Participant’s intent to terminate employment, in accordance with Section 7(c), within 90 days after the initial existence of the condition;

(C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and

(D) the date of the Participant’s termination of employment must occur within 30 days after the expiration of the correction period described in clause (C) above.

In the event of an event or circumstance constituting Constructive Termination, the Company may notify Participant at any time prior to expiration of the cure period that it will not cure the circumstance, in which case the cure period described in clause (C) above shall end immediately upon such notification.

(h) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

(i) “Permanent Disability” shall mean any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months and that renders Participant unable to perform effectively all of the essential functions of Participant’s position, with or without reasonable accommodation.

* * * * * *

12

EXHIBIT A

TRANSITION AND RELEASE AGREEMENT

This Transition and Release Agreement (this “Agreement”) is entered into between [                    ] (“Executive”) and Cadence Design Systems, Inc. (“Cadence” or the “Company”) pursuant and subject to the terms of the Cadence Design Systems, Inc. Executive Severance Plan (this “Plan”). Capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Plan.

1. TRANSITION COMMENCEMENT DATE. As of <<Transition Commencement Date>> (the “Transition Commencement Date”), Executive will no longer hold the position of [                    ] and will be relieved of all of Executive’s authority and responsibilities in that position. Executive will be paid (a) any earned but unpaid base salary for his services as an officer of the Company prior to the Transition Commencement Date and any properly incurred and outstanding expense reimbursements in accordance with the Company’s expense reimbursement policies; and (b) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Executive participates, in each case under this clause (b) as of the Transition Commencement Date. The payment of the foregoing amounts shall be made to Executive by no later than the second regular payroll date following the Transition Commencement Date or as required under applicable state law. As of the first day of the month following the Transition Commencement Date, Executive will no longer participate in Cadence’s medical, dental, and vision insurance plans in accordance with the terms and condition of such plans (except to the extent that Executive elects to continue coverage pursuant to COBRA), and will not be eligible for a bonus for any services rendered after that date.

2. TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive’s employment with Cadence under this Agreement terminates (the “Termination Date”) is called the “Transition Period” in this Agreement. Executive’s Termination Date will be the earliest to occur of:

a. the date on which Executive resigns from all employment with Cadence;

b. the date on which Cadence terminates Executive’s employment due to a material breach by Executive of Executive’s duties or obligations under this Agreement after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; and

c. one year from the Transition Commencement Date.

3. DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.

a. [ During the Transition Period, Executive will assume the position of <<New Position Title>>]. In this position, Executive will render those services requested by Cadence’s <<Management Representative>> on an as-needed basis at mutually-convenient times. Executive’s time rendering those services shall not exceed twenty (20) hours per month. Except as otherwise provided in paragraph 3(b) of this Agreement, Executive’s obligations hereunder will not preclude Executive from accepting and holding full-time employment elsewhere so long as such employment does not interfere or conflict with Executive’s obligations under this Agreement. Neither party expects that Executive will resume employment with Cadence in the future at a level that exceeds the level set forth in this Section 3(a) and it is the parties’ intent that Executive will have experienced a “separation from service” as defined in Section 409A of the Code as of the Transition Commencement Date.

b. As an employee of Cadence, as well as in other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence’s business (including confidential information relating to Cadence and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in any business in which Cadence engages on the Transition Commencement Date, including the electronic design automation (“EDA”) industry, without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person or successor thereto that (i) is engaged in any business in which Cadence or any of its affiliates is engaged on the Transition Commencement Date or has been engaged at any time during the 12-month period immediately preceding the Transition Commencement Date, whether in the EDA industry or otherwise, anywhere in the world (a “Cadence Business”), or (ii) produces, markets, distributes or sells any products, directly or indirectly through intermediaries, that are competitive with Cadence or any of its affiliates. As used in this paragraph, the term “EDA industry” means the research, design or development of electronic design automation software, electronic design verification and memory models, design IP, emulation hardware and related products, such products containing hardware, software and both hardware and/or software products, designs or solutions for, and all intellectual property embodied in the foregoing, or in commercial electronic design and/or maintenance services, such services including all intellectual property embodied in the foregoing. If, during the Transition Period, Executive receives an offer of employment or consulting from any person or entity that engages in whole or in part in a Cadence Business, then Executive must first obtain written approval from Cadence’s Chief Executive Officer (the “CEO”) and Cadence’s General Counsel before accepting said offer.

c. During the Transition Period, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the written advance approval of Cadence’s CEO (or his successor(s)), from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement: (i) encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate; (ii) interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate; or (iii) soliciting, diverting or accepting business, in any line or area of business engaged in by Cadence or any Cadence affiliate, from any former or present client, customer or joint venture partner of Cadence or any Cadence affiliate (other than on behalf of Cadence), except that Executive may solicit or accept business, in a line of business engaged in by Cadence or a Cadence affiliate, from a former or present client, if and only if Executive had previously provided consulting services in such line of business, to such client, prior to ever being employed by Cadence, but in no event may Executive violate paragraph 3(b) hereof. The restrictions contained in subparagraph (i) of this paragraph 3(c) shall also be in effect for a period of one year following the Termination Date. This paragraph 3(c) does not alter any of the obligations the Executive may have under the Employee Proprietary Information and Inventions Agreement, dated [                    ].

d. Executive will fully cooperate with Cadence in all matters relating to his employment, including the winding up of work performed in Executive’s prior position and the orderly transition of such work to other Cadence employees. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company or any of its affiliates is a party at the request of the Company upon delivery to Executive of reasonable advance notice. With respect to the cooperation described in the preceding sentences, the Company will reimburse Executive for all reasonable and documented expenses incurred by Executive in the course of such cooperation.

e. Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence’s or its affiliates’ products, services, policies, business practices, employees, executives, officers, or directors, past, present or future. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process.

f. Executive will return to the Company all hard and soft copies of records, documents, materials and files in his possession or control, which contain or relate to confidential, proprietary or sensitive information obtained by Executive in conjunction with his employment with the Company, as well as all other Company-owned property.

g. Notwithstanding paragraph 10 hereof, the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of paragraph 3(b) or 3(c), or for Cadence or Executive in the event of a breach or threatened breach of paragraph 3(e). In the event of any such breach or threatened breach, the non-breaching party may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the other party from violating this Agreement and requiring the other party to comply with the terms of this Agreement.

4. TRANSITION COMPENSATION AND BENEFITS. In consideration of, and subject to, Executive’s execution and non-revocation of the release of claims in this Agreement and as compensation for Executive’s services during the Transition Period, Cadence will provide the following payments and benefits to Executive (to which Executive would not otherwise be entitled), after Executive has returned to the Company all hard and soft copies of records, documents, materials and files in his possession or control, which contain or relate to confidential, proprietary or sensitive information obtained by Executive in conjunction with his employment with the Company, as well as all other Company-owned property:

a. all of the unvested equity compensation awards (including stock options, restricted stock and restricted stock units) that are not performance-based within the meaning of Section 162(m) of the Code, that are outstanding and held by Executive on the Transition Commencement Date and that would have vested over                      [number of months set forth in Executive’s Acknowledgment to the Plan] months following the Transition Commencement Date had Executive continued to serve as an executive of the Company, shall immediately vest and become exercisable in full within sixty (60) days following the Transition Commencement Date, and there shall be no further vesting of those equity compensation awards during or after the Transition Period, notwithstanding any provision in any equity compensation award to the contrary, except as otherwise provided by paragraph 7 hereof. Provided Executive continues to perform Executive’s obligations under this Agreement through the end of the applicable performance period, unvested equity compensation awards that are performance-based within the meaning of Section 162(m) of the Code and that are outstanding and held by Executive on the Transition Commencement Date shall continue to vest though the end of the applicable performance period provided any such performance period ends within                      [number of months set forth in Executive’s Acknowledgment to the Plan] months following the Transition Commencement Date, but only to the extent justified by the satisfaction of the performance goals prescribed for such equity awards. Upon the conclusion of the performance period, such awards shall immediately vest to the extent they would have vested over                      [number of months set forth in Executive’s Acknowledgment to the Plan] months following the Transition Commencement Date had Executive continued to serve as an executive of the Company, and there shall be no further vesting of such awards during or after the Transition Period except as otherwise provided by paragraph 7 hereof. Any acceleration pursuant to this paragraph 4(a) will have no effect on any other provisions of the stock awards;

b. Executive’s status and service pursuant to this Agreement shall be considered a continuation of employee status and continuous service solely for purposes under any equity compensation awards previously granted to Executive by the Company and outstanding on the Transition Commencement Date; and

c. if Executive elects to continue coverage under Cadence’s medical, dental, and vision insurance plans pursuant to COBRA following the Transition Commencement Date, Cadence will pay Executive’s COBRA premiums during the Transition Period.

Except as so provided or as otherwise set forth in paragraphs 5, 6 and 7 hereof, Executive will receive no other compensation or benefits from Cadence in consideration of Executive’s services during the Transition Period. Executive acknowledges that all bonuses and awards, including equity awards, that were delivered to Executive subject to the Cadence Design Systems, Inc. Clawback policy, as amended from time to time, shall remain subject to such policy.

5. FIRST TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence pursuant to paragraph 2(b) due to a material breach by Executive of Executive’s duties under this Agreement, and in consideration for, and subject to, Executive’s execution and acceptance of and adherence to this Agreement and Executive’s further execution and delivery of a Release of Claims in the form of Attachment 1 hereto on a date that is six months after the Transition Commencement Date, and as compensation for Executive’s services during the Transition Period, Cadence will provide to Executive the following termination payment, to which Executive would not otherwise be entitled, in each case, so long as the revocation period of the Release of Claims (as defined in that document) has expired prior to the date of payment:

a. a lump-sum payment of $        [amount equal to 100% of Executive’s annual base salary at the highest rate in effect during Executive’s employment with the Company], less applicable tax deductions and withholdings, payable on the thirtieth (30th) day following the date that is six months after the Transition Commencement Date; and

b. for a period of six months, a monthly stipend of $4,000 (less tax withholdings or other deductions, if applicable), payable in accordance with Cadence’s regular payroll schedule, commencing on the first pay date that is more than thirty (30) days following the date that is six months after the Transition Commencement Date.

6. SECOND TERMINATION PAYMENT AND BENEFITS; REFUND OF PAYMENTS.

a. Provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence pursuant to paragraph 2(b) due to a material breach by Executive of Executive’s duties under this Agreement, on the sixtieth (60th) day following the Termination Date, and in consideration for, and subject to, Executive’s execution and acceptance of and adherence to this Agreement and Executive’s further execution and non-revocation of a Release of Claims in the form of Attachment 2 no later than 45 days following the Termination Date, the Company will provide to Executive the following termination payment, to which Executive would not otherwise be entitled, so long as the revocation period of the Release of Claims (as defined in that document) has expired prior to the date of payment: a lump-sum payment of $        [amount as determined and set forth in Executive’s Acknowledgment to the Plan], less applicable tax deductions and withholdings.

b. If the Company should terminate Executive’s employment with the Company due to a breach by Executive of Executive’s duties or obligations under this Agreement, Executive shall promptly refund to the Company any and all amounts theretofore paid to Executive pursuant to paragraph 6(a), with interest on any such amount of eight percent per annum, compounded monthly.

c. Notwithstanding anything in this Agreement to the contrary, to the extent that the Company in good faith determines that any payment resulting from Executive’s termination of employment provided for in this Agreement constitutes a “deferral of compensation” and that Executive is a “specified employee,” both within the meaning of Section 409A of the Code, no such amounts shall be payable to Executive pursuant to the Agreement prior to the earlier of (1) Executive’s death following the Transition Commencement Date or (2) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Section 409A of the Code).

7. CHANGE IN CONTROL. If this Agreement is executed by Executive in connection with (1) his termination of employment without Cause (as defined in the Plan) occurring within thirteen (13) months following a Change in Control (as defined in the Plan), (2) if a Change in Control occurs within three (3) months following his termination of employment without Cause, or (3) Constructive Termination (as defined in the Plan) or, in which case the Company shall promptly notify Executive of the occurrence of such Change in Control, then:

a. in addition to the amount of the payment described in paragraph 5(a) of this Agreement, Executive shall receive an additional amount equal to fifty percent (50%) of the amount provided pursuant to Section 5(a) above, which amount shall be paid at the same time as the payment under such Section 5(a);

b. in addition to the amount of the payment described in paragraph 6(a) of this Agreement, Executive shall be entitled to an additional amount equal to $        [amount as determined and set forth in Executive’s Acknowledgment to the Plan], which amount shall be paid at the same time as the payment under such paragraph 6(a), provided, that, if Executive’s termination of employment without Cause or by reason of Constructive Termination occurs within three months prior to a Change in Control, the payment described in this subparagraph 7(b) shall be made upon such Change in Control; and

c. in lieu of the acceleration described in paragraph 4(a) of this Agreement, all unvested equity compensation awards (including stock options, restricted stock, and restricted stock units) that are outstanding and held by Executive on the Transition Commencement Date shall immediately vest and become exercisable in full on the Transition Commencement Date, provided, that, if Executive’s termination of employment without Cause or by reason of Constructive Termination occurs within three months prior to a Change in Control, any unvested equity compensation awards that do not vest on the Transition Commencement Date shall vest in full immediately prior to the effective time of the Change in Control. Any acceleration of vesting pursuant to this paragraph shall have no effect on any other provisions of the equity compensation awards or the plans governing such awards.

For the avoidance of doubt, if this Agreement has already been executed by Executive and Cadence and within three (3) months following the Transition Commencement Date a Change in Control occurs (a “Post-Termination Timely Change in Control”), then paragraphs 7(a) and 7(b) of this Agreement shall take effect immediately upon the effectiveness of the Post-Termination Timely Change in Control.

8. GENERAL RELEASE OF CLAIMS.

a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

i. any amounts or benefits to which Executive is or becomes entitled pursuant to the provisions of this Agreement or pursuant to the provisions designated;

ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

iii. claims related to Executive’s COBRA rights;

iv. any rights that Executive has or may have to be indemnified by the Company pursuant to any contract, statute, or common law principle; and

v. any other rights or claims that Executive has or may have that cannot, as a matter of law, be waived.

b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees based upon any of the matters released above.

c. Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this paragraph 8.

d. Executive intends that this release of claims cover all claims described above, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

9. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least [21 days] [45 days] in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that [21-day] [45-day] period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Agreement. Notwithstanding anything herein to the contrary, if the period during which the Participant may execute this Agreement commences in one calendar year and ends in a subsequent calendar year, such amounts or benefits shall be paid or provided in the subsequent calendar year to the extent required by Section 409A of the Code.

10. ARBITRATION. Subject to paragraph 3(f) hereof, all claims, disputes, questions, or controversies arising out of or relating to Executive’s employment (including any separation therefrom), the terms or conditions of such employment, or this Agreement (including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement), will be resolved exclusively in final and binding arbitration in accordance with the applicable Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The arbitration will be held in the San Jose, California, metropolitan area, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and Cadence will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. Executive and Cadence will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute and the efficient nature of arbitration. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. Cadence will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any). However, in the event a party prevails at arbitration on a statutory claim that entitles the prevailing party to reasonable attorneys’ fees as part of the costs, then the arbitrator may award those fees to the prevailing party in accordance with that statute.

11. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.

12. INTEGRATED AGREEMENT. This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by the Company’s policies while serving as a Company employee, including but not limited to the Company’s Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, or Executive’s continuing obligations under Executive’s Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.

13. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein satisfy in full all obligations of the Company to Executive arising out of or in connection with Executive’s employment through the Termination Date, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.

14. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.

15. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

16. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced. Notwithstanding anything herein or in the Plan to the contrary, the Company may, in its sole discretion, amend this Agreement (which amendment shall be effective upon its adoption or at such other time designated by the Company) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall not materially reduce the benefits provided to Executive pursuant to this Agreement without the Executive’s consent.

17. ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to in writing by the Company.

18. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.

19. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

EXECUTION OF AGREEMENT

The parties execute this Agreement to evidence their acceptance of it.

Dated:	Dated:

[ ]	CADENCE DESIGN SYSTEMS, INC.

By:	By:
Name:
Title:

ATTACHMENT 1

RELEASE OF CLAIMS

For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring or employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

i. any amounts or benefits which I am or become entitled to receive pursuant to the provisions of my Executive Transition and Release Agreement with Cadence that survive the termination of my full-time employment;

ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

iii. claims related to my COBRA rights;

iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and

v. any other rights or claims that I have or may have that cannot, as a matter of law, be waived.

2. I intend that this Release cover all claims described above, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Release, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:
Print Name

Sign Name

ATTACHMENT 2

RELEASE OF CLAIMS

For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring or employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

i. any amounts or benefits which I am or become entitled to receive pursuant to the provisions of my Executive Transition and Release Agreement with Cadence that survive the termination of my full-time employment;

ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

iii. claims related to my COBRA rights;

iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and

v. any other rights or claims that I have or may have that cannot, as a matter of law, be waived.

2. I intend that this Release cover all claims described above, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Release, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:
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EXHIBIT B

RELEASE AGREEMENT FOR DEATH OR PERMANENT DISABILITY

1. GENERAL RELEASE OF CLAIMS.

a. [                    ] or, in the event of his incapacity due to Permanent Disability as defined in the Executive Severance Plan, his legal representative acting on his behalf, or, in the event of his death, his estate (all of which are hereafter referred to as “Executive” as the context requires), hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Release Agreement which relate to his hiring or his employment with the Company, the termination of his employment with the Company, and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

i. any amounts or benefits which Executive is or becomes entitled to receive pursuant to the provisions of this Release Agreement or pursuant to Section 2(b)(ii) of the Executive Severance Plan that survive the termination of Executive’s full-time employment;

ii.	claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

iii.	claims related to Executive’s COBRA rights;

iv.	any rights that Executive has or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and

v.	any other rights or claims that Executive has or may have that cannot, as a matter of law, be waived.

b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees based upon any of the matters released above.

c. Executive acknowledges that the payments and benefits described in paragraph 1(a)(i) constitute adequate consideration for this release.

d. Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Release Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Release Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

f. The undersigned represents that he is the individual executive, his legal representative or the executor or administrator of his estate, and that he or it is authorized to bind the individual executive or his estate, as applicable.

2. REVIEW OF RELEASE AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Release Agreement, although Executive is free to accept this Release Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Release Agreement. If Executive accepts this Release Agreement, Executive will have an additional 7 days from the date that Executive signs this Release Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Release Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Release Agreement.

The undersigned has executed this Release Agreement on this      day of             ,         .

CADENCE DESIGN SYSTEMS, INC.

EXECUTIVE SEVERANCE PLAN

ACKNOWLEDGMENT

I have received the Cadence Design Systems, Inc. Executive Severance Plan, effective as of May 5, 2016 (the “Plan”), and the Transition and Release Agreement, the form of which is included in the Plan as Exhibit A (the “Transition Agreement”). I acknowledge and agree to the following:

1. I have read and understand the Plan and Transition Agreement.

2. As referred to in Section 8(g)(i) of the Plan, my title is:

☐	Executive Vice President

☐	Senior Vice President

☐	Corporate Vice President

[3. Notwithstanding the months identified in Section 2(b)(ii)(1) and 2(b)(ii)(3), the number of months referred to in such sections shall be [            ] months.]

4. In Section 4(a) of the Transition Agreement, the number of months referred to is [            ] months.

5. In Section 6(a) of the Transition Agreement, the “lump-sum payment” amount is equal to [    %] of my annual base salary at the highest rate in effective during my employment with Cadence Design Systems, Inc. (the “Company”).

6. In Section 7(b) of the Transition Agreement, the “additional amount” is equal to [    %] of my annual base salary at the highest rate in effect during my employment with the Company.

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